EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Lincare Holdings Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-148907) and on Form S-8 (Nos. 333-145557, 333-116599, 333-98903, 333-74672, 333-78719, 333-71159, 333-46969, 333-39689 and 333-13275) of Lincare Holdings Inc. of our reports dated February 25, 2009, with respect to the consolidated balance sheets of Lincare Holdings Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Lincare Holdings Inc.

As discussed in Note 10 to the consolidated financial statements, the Company changed its method of quantifying errors in 2006.

As discussed in Note 1(m) to the consolidated financial statements, effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

As discussed in Note 1(v) to the consolidated financial statements, effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115.

/s/ KPMG LLP

Tampa, Florida

February 25, 2009

Certified Public Accountants